UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 1, 2022

at 9:00 a.m. Pacific Time

To the Shareholders of MicroVision, Inc.:

The 2022 Annual Meeting of Shareholders of MicroVision, Inc., a Delaware corporation, will be held on Wednesday, June 1, 2022 at 9:00 a.m., Pacific Time. Due to the public health concerns resulting from the ongoing COVID-19 pandemic and to support the health and well-being of our shareholders, employees, and community, the Annual Meeting will be a virtual meeting held online at www.virtualshareholdermeeting.com/MVIS2022 via a live webcast. Shareholders of record at the close of business on April 4, 2022 and holders of proxies for those shareholders may attend and vote at the Annual Meeting. You will be able to vote and submit questions online through the virtual meeting platform during the Annual Meeting. You will not be able to attend the Annual Meeting in person.

The meeting is being held for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect the eight director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.	To approve the 2022 MicroVision Equity Incentive Plan;

3.	To conduct an advisory vote on executive compensation;

4.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

5.	To transact any other business properly presented at the meeting.

Your vote is important to us. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating, and returning your proxy card. If you are voting via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Tuesday, May 31, 2022. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating, and returning your proxy card. Shares cannot be voted by marking, writing on, and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

Thank you for your ongoing support of and interest in MicroVision.

By Order of the Board of Directors,

Drew G. Markham

Corporate Secretary

Redmond, Washington

April 19, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 1, 2022. The proxy statement and the annual report to shareholders for the fiscal year ended December 31, 2021 are available at http://www.microvision.com/investors/proxy.html.

MICROVISION, INC.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

June  1, 2022

-i-

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Notice of Internet Availability of Proxy Materials?

A:

We sent you the Notice of Internet Availability of Proxy Materials because our Board of Directors is soliciting your proxy to vote at the 2022 Annual Meeting of Shareholders. The Annual Meeting will be held virtually on June 1, 2022 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/MVIS2022. You will be able to virtually attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast through the link. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. You may also print, complete, sign, and return the proxy card to the address in the instructions.

On April 4, 2022, the record date, there were 164,889,656 shares of MicroVision common stock outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this proxy statement available on or about April 19, 2022 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. Your proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:

If you properly cast your vote by either voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

“FOR” the election of each of the eight nominees for director named in this proxy statement;

“FOR” the approval of the 2022 MicroVision Equity Incentive Plan;

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement under the heading Executive Compensation (commonly referred to as “say-on-pay”); and

“FOR” ratification of the selection of Moss Adams LLP as our independent registered public accounting firm.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Q:	May my broker vote for me?

A:

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 4, but not on any of the other proposals.

Q:	What are abstentions and broker non-votes?

A:

An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to our Corporate Secretary at our headquarters office in Redmond, Washington; or

•	Attend the virtual Annual Meeting and vote during the meeting.

Q:	How do I vote in person at the virtual meeting?

A:

You may attend the virtual meeting via the Internet and vote during the meeting. Shareholders may attend, vote, and submit questions in the Annual Meeting by visiting the www.virtualshareholdermeeting.com/MVIS2022. You will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:

The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:

The eight nominees for director who receive the most votes at the 2022 Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the proposed 2022 Equity Incentive Plan (Proposal 2)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2022 Annual Meeting is required to approve the 2022 Equity Incentive Plan. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to approve the vote on the compensation of our named executive officers (Proposal 3)?

A:

For Proposal 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Because Proposal 3 is an advisory vote, there is technically no minimum vote requirement for that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as our independent registered public accounting firm (Proposal 4)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2022 Annual Meeting is required to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:

MicroVision will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers, employees or proxy solicitor also may solicit proxies by telephone or other electronic means of communication, or in person. We will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please call us at (425) 882-6629 or send an e-mail to ir@microvision.com.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board of Directors is elected each year at the Annual Meeting of Shareholders. We currently have eight directors. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the eight individuals listed below for election at the Annual Meeting, each of whom currently serves as a MicroVision director. These nominees bring a wide variety of relevant skills, professional experience, and backgrounds, as well as diverse viewpoints and perspectives to represent the long-term interests of shareholders and to fulfill the leadership and oversight responsibilities of the Board.

If any nominee listed below is unable to stand for election at the Annual Meeting, the persons named as proxies may vote any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware that any nominee is or will be unable to stand for election. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

Each director elected at the Annual Meeting will serve until MicroVision’s 2023 Annual Meeting of Shareholders or until they are succeeded by another qualified director who has been elected, or, if earlier, until their death, resignation, or removal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING DIRECTOR NOMINEES.

Set forth below are the name, position held, age, and other relevant data pertaining to each of our director nominees. The principal occupation and recent employment history of each director nominee is described below, and the number of shares of common stock beneficially owned by each as of February 28, 2022 is set forth in the section of this Proxy Statement entitled, “Information About MicroVision Common Stock Ownership.”

Simon Biddiscombe Independent Director	Director since 2018 Age 54 Board Committees: • Compensation, Chair • Strategic Key Expertise: • Executive Leadership • Business Strategy • Financial & accounting • Public Board Service & Governance

Mr. Biddiscombe was Chief Executive Officer and a board member at publicly traded MobileIron, Inc., a security software provider for the digital enterprise protecting corporate data across apps, networks, and clouds, from October 2017 until its sale to Ivanti, Inc. in December 2020. From May 2015 to October 2017, Mr. Biddiscombe served as MobileIron’s Chief Financial Officer. From September 2014 to April 2015, he was Chief Financial Officer at ServiceSource International, Inc., a publicly traded global outsourced go-to-market services provider. He previously served in several executive leadership roles including Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Robert P. Carlile Independent Director	Director since 2017 Age 66 Board Committees: • Audit, Chair • Compensation • Nominating & Governance Key Expertise: • Executive Leadership • Financial & accounting • Public Board Service & Governance

Mr. Carlile was a partner at KPMG LLP from 2002 to 2016, and a partner at Arthur Andersen LLP from 1987 to 2002. During his 39-year career in public accounting, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. In addition to his experience as a lead audit partner, Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. In these roles he was responsible for establishing market strategy, fostering community relationships and accomplishing operating results. Since 2019, Mr. Carlile has served on the Board of Directors of publicly traded Expeditors International of Washington Inc. where he is the Audit Committee Chair and has been appointed by the Board to serve as Chairman of the Board of Directors upon election at the May 2022 Annual Meeting of Shareholders. Mr. Carlile also serves on the Board of Directors of Virginia Mason Franciscan Health. He is credentialed as a National Association of Corporate Directors Board Leadership Fellow.

Judith M. Curran Independent Director	Director since 2020 Age 60 Board Committees: • Compensation • Nominating & Governance, Chair Key Expertise: • Executive Leadership • Technology & Innovation • Automotive Industry

Ms. Curran has served as Head of Global Automotive Strategy at Ansys, Inc., a global leader in engineering simulation software, since July 2019. Prior to Ansys, from 1986 to December 2018, Ms. Curran worked at Ford Motor Company. While at Ford, Ms. Curran served in various executive positions, including from 2005 to 2018 Director of Technology Strategy, Vehicle Line Director, Vehicle Evaluation and Validation Director and VP Engineering for Automotive Components Holding LLC, a Ford subsidiary. Ms. Curran currently serves on the Board of Directors of Forvia, an automotive technology company formed through the integration of Faurecia and HELLA GmbH. She also serves on the Board of Directors of SAE International, a global organization committed to advancing mobility knowledge and solutions for the benefit of humanity. She has previously served on several private boards and advisory committees. Ms. Curran received a B.S. in Electrical Engineering and Computer Software at Lawrence Technological University and a M.S. in Electrical Engineering at the University of Michigan.

Jeffrey A. Herbst Independent Director	Director since 2022 Age 57 Key Expertise: • Executive Leadership • Business Strategy • Technology & Innovation

Mr. Herbst is Co-Founding Managing Partner of GFT Ventures, a venture capital firm focused on investing in early-stage technology companies primarily located in the U.S. and Israel. Prior to launching GFT Ventures in March 2021, Mr. Herbst served in various roles at NVIDIA Corporation from December 2001 to July 2021, most recently serving as Vice President of Business Development where he built an ecosystem of accelerated computing applications spanning the domains of AI, data science, autonomous machines, and graphics and visualization. Prior to that, he practiced as an attorney with Wilson Sonsini Goodrich & Rosati. Mr. Herbst holds a J.D. degree from Stanford University and a B.S. degree with honors in computer science from Brown University.

Seval Oz Independent Director	Director since 2021 Age 60 Board Committees: • Audit • Strategic Key Expertise: • Business Strategy • Technology & Innovation • Automotive Industry

Ms. Oz was a Founder of Aurima, Inc, a multi-sensor awareness platform powered by AI deep learning for autonomous vehicles, and served as CEO from March 2017 to May 2018. She was previously CEO of Continental Intelligent Transportation Systems, a division of Continental AG Interiors Division from August 2014 to January 2018. Ms. Oz served as Head of Global Strategic Partnerships for Google X for the Google X Self Driving Cars Program (Waymo) from March 2011 to August 2014, where she supported global business and marketing efforts for Google’s self-driving technology commercial launch. In addition, she is an executive board advisor to automotive industry leaders and an investment advisor to several investment funds. She holds ten patents in vehicular technology software. Ms. Oz was the recipient of the Women in Technology Award for Courage and serves as an advisor to several boards including Pioneer Electronics, Moove.ai, HealthCorps, a national health education program for high schools, and Endeavor.Org, a global high-impact entrepreneurship organization based in NYC. Ms. Oz received her MBA from Wharton Business School and her BA from M.I.T.-Wellesley in economics and political science.

Mark B. Spitzer Independent Director	Director since 2020 Age 68 Board Committees: • Compensation • Strategic, Chair Key Expertise: • Executive Leadership • Business Strategy • Technology & Innovation • AR/VR Industry

Dr. Spitzer is a Fellow of the American Physical Society and a Senior member of the Institute of Electrical and Electronic Engineers. Beginning in 2012, Dr. Spitzer served as the Director of Operations for Project Glass at Google X (now X Development LLC), moving to the virtual reality team at Google in 2015 and retiring from Google in 2017. Prior to Google, Dr. Spitzer founded The MicroOptical Corporation (eventually renamed Myvu Corporation) in 1996, where he served as Chief Executive Officer. In the early 1990s, Dr. Spitzer served as Principal Scientist at Kopin Corporation. In 2014, Dr. Spitzer received the Special Recognition Award from the Society for Information Display for contributions to the development of active-matrix liquid-crystal microdisplays, microdisplay viewing optics, and wearable computer technology. He has 70 patents in the fields of photovoltaics, micro-displays, micro-electromechanical systems (MEMS), optics, augmented reality and virtual reality. Dr. Spitzer received a B.A. with distinction in physics at Boston University and a Ph.D. in physics at Brown University.

Sumit Sharma Chief Executive Officer & Director	Director since 2020 Age 48 Key Expertise: • Executive Leadership • Business Strategy • Technology & Innovation • Automotive Industry

Mr. Sharma has served as Chief Executive Officer of MicroVision, Inc. since February 2020, and served as Chief Operating Officer from June 2018 to February 2020, after serving as Vice President of Product Engineering and Operations since February 2017 and Vice President and Senior Director of Operations since September 2015. Prior to MicroVision, from April 2015 to September 2015, he was a Product Development and Operations consultant at BlueMadison Consulting. From November 2013 to March 2015, he was the Senior Director, Advanced Manufacturing Operations and Technology Development at Jawbone. From March 2011 to October 2013, he was the Head of Manufacturing Operations for project GLASS at Google. Mr. Sharma has extensive experience in optics, wearable technology, product development and qualification for automotive industry. Mr. Sharma also has deep experience in global operations and developing strategic partnerships. A patent holder, Mr. Sharma received his baccalaureate degree in engineering from New Jersey Institute of Technology.

Brian V. Turner Chair of the Board & Lead Independent Director	Director since 2006 Age 62 Board Committees: • Audit • Nominating & Governance Key Expertise: • Executive Leadership • Business Strategy • Financial & Accounting • Public Board Service & Governance

Mr. Turner actively serves on the board of directors of several privately-held companies. His extensive executive experience includes serving as Chief Financial Officer of Coinstar Inc., a provider of automated retail solutions, from 2003 to 2009. Prior to that, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of RealNetworks, Inc., a digital media and technology company, and from 1999 to 2001, he was with BSquare Corp., a software company, serving as President & Chief Operating Officer and earlier as Chief Financial Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP. Mr. Turner served on the board of director of Cray Inc. until its sale to Hewlett Packard Enterprises in September 2019. Mr. Turner holds a Bachelor of Business Administration degree from the University of Washington.

BOARD OF DIRECTORS & GOVERNANCE MATTERS

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service.

We are committed to actively refreshing our Board and each committee to promote a healthy mix of perspectives and tenures, which we believe promotes strong Board governance. From time to time, we have engaged a third-party recruiter to identify and recommend diverse and qualified candidates that will complement the existing skill set and expertise of our current Board. In April 2022, the Board appointed Mr. Herbst to the Board upon the recommendation of the Nominating and Governance Committee, which had engaged a search firm to assist with director recruitment.

Board Diversity, Gender and Demographics

We value having a Board that reflects diverse perspectives, including those based on gender, race, ethnicity, skills, and experience. Our Board endeavors to seek out women and ethnically diverse director candidates, but we do not have a formal policy with respect to diversity. The eight director nominees for election at our 2022 Annual Meeting bring to our Board a variety of backgrounds, skills, professional and industry experience, and other attributes and perspectives that contribute to the overall diversity of our Board.

The matrix below summarizes gender and certain demographic information reflected in our current Board.

	Female	Male
Total Number of Directors	8
Gender Identity	2 (25%)	6 (75%)
Demographic Background:
South Asian (12.5%)	0	1
White (87.5%)	2	5

Board Meetings and Committees

Our Board met twelve times and took action by written consent six times during 2021. Each director attended at least 75% of all Board and applicable committee meetings held during 2021. Directors are highly encouraged to attend our annual meeting of shareholders each year, and all directors serving on our Board at the time attended our 2021 annual meeting.

The Board has three principal committees performing the functions required of independent directors by applicable SEC rules and Nasdaq listing standards: Audit Committee, Compensation Committee, and Nominating & Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee. In addition to these three principal committees, the Board has in the past and may in the future create special committees from time to time.

At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by committee during the quarter. Each director serving on our principal committees is an independent director pursuant to applicable Nasdaq listing standards and SEC rules.

The current charters for each of our principal committees can be found on the investor relations section of our website at www.microvision.com. The composition of our principal committees as of March 1, 2022 was as shown in the table below. We anticipate that some changes in committee composition may be made soon after the 2022 Annual Meeting and that our newest director, Mr. Herbst, will be assigned to serve on up to two committees.

Audit Committee	Compensation Committee	Nominating & Governance Committee
Bob Carlile (Chair)	Simon Biddiscombe (Chair)	Judy Curran (Chair)
Seval Oz	Bob Carlile	Bob Carlile
Brian Turner	Judy Curran	Brian Turner
Mark Spitzer

The Audit Committee

Our Audit Committee:

•	oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting;

•	oversees the qualifications, independence, performance, and engagement of our independent registered public accounting firm;

•	oversees our disclosure controls and procedures, and internal audit function;

•	reviews and pre-approves all audit and permitted non-audit services and fees;

•	reviews and approves all related-person transactions;

•	oversees compliance with policies on business ethics and public responsibility; and

•	oversees financial-related risks and the enterprise risk management program.

Changes to the composition of the committee in 2021 included the appointment of Mark Spitzer to replace Bernee D.L. Strom, who left the Board on March 1, 2021, and the appointment of Seval Oz to replace Mr. Spitzer in May 2021. The Audit Committee met four times during 2021.

The “audit committee financial experts” designated by the Board are Robert P. Carlile and Brian Turner, each an independent director. Mr. Carlile has thirty-nine years of experience in various roles in public accounting at KPMG and Arthur Andersen. Mr. Turner has thirteen years of experience as a chief financial officer of four public companies and thirteen years of experience in various roles at PricewaterhouseCoopers LLP.

The Compensation Committee

Our Compensation Committee:

•	oversees our compensation and employee benefit programs, policies, plans and overall compensation philosophy;

•	determines compensation policies for executive officers and employees;

•	reviews the performance, and determines the compensation, of executive officers;

•	approves and oversees equity-related incentive plans and executive bonus plans;

•	evaluate compensation policies and practices as they relate to risk management practices;

•	recommends the compensation program for Board members; and

•	oversees management of people operations and resources, including our culture and diversity, equity, and inclusion initiatives.

The Compensation Committee’s charter provides the committee with the authority to retain a compensation consulting firm in its discretion. In 2021 the Compensation Committee retained Frederic W. Cook & Co., Inc. to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. F. W. Cook advised the Compensation Committee on a variety of matters including executive compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design, emerging best practices in compensation matters and alignment of executive compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our stock option plans pursuant to authority delegated by the Board. The Committee may delegate its authority when it deems appropriate and in the best interest of the company and when such delegation would not violate applicable law, regulation, or Nasdaq rules or SEC requirements.

Changes to the composition of the committee in 2021 included the appointments of Simon Biddiscombe as Chair and of Judy Curran as a member in March 2021 upon the resignation of Bernee D.L. Strom, who left the Board on March 1, 2021. The Compensation Committee met thirteen times and took action by written consent four times during 2021.

The Nominating & Governance Committee

Our Nominating & Governance Committee:

•	counsels the Board of Directors with respect to Board and committee structure and membership;

•	establishes criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identifies, reviews, and recommends director candidates for the Board;

•	recommends directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establishes policies with respect to the process by which our shareholders may recommend candidates for consideration for nomination as a director;

•	assesses and monitors, with Board involvement, the performance of the Board; and

•	recommends directors for membership on Board Committees.

Changes to the composition of the committee include the appointment of Robert Carlile to replace Simon Biddiscombe in May 2021, and the departure of Bernee D.L. Strom from the committee, who left the Board on March 1, 2021. The Nominating & Governance Committee met three times during 2021.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the company, directly or as an officer, share owner, or partner of an organization that has a relationship with the company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Mr. Farhi and Mr. Sharma, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk in the table above.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each Independent Director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission, or SEC, providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Compensation Committee Interlocks and Insider Participation

Mr. Biddiscombe, Mr. Carlile, Ms. Curran and Mr. Spitzer have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Leadership Structure

Our Board annually elects a Chair of the Board. The Board has chosen to separate the roles of Chair and Chief Executive Officer. Mr. Turner currently serves as Chair and Lead Independent Director. In this role, among other duties, Mr. Turner meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Chief Executive Officer and Chair and Lead Independent Director currently well serve the interests of us and our shareholders. Our Chief Executive Officer can devote his attention to leading the company and focus on our business strategy. The Board believes that our separate Chair and Lead Independent Director provides an appropriate level of independence in the company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

The Nominating Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating Committee care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Policy Against Employee, Officer and Director Hedging

We consider it improper and inappropriate for any director, officer or other employee of ours to engage in speculative transactions in MicroVision securities. It is, therefore, our policy that directors, officers and other employees may not engage in any of the following transactions with respect to MicroVision’s securities:

•

Short Sales: Short sales of MicroVision securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the company or its short-term prospects. For these reasons, short sales of MicroVision securities are prohibited by our policy.

•

Publicly Traded Options: Transactions in options also may focus the person’s attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by our policy.

•

Hedging Transactions: We strongly discourages hedging transactions of MicroVision securities, such as zero-cost collars and forward sale contracts. Any requests to engage in hedging transactions of MicroVision stock must be submitted to the General Counsel (or the Board of Directors for the CEO, CFO and General Counsel). No such transactions were approved during the most recently completed fiscal year.

•	Margin Accounts and Pledges: Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in

MicroVision securities, directors, officers and other employees are prohibited from holding MicroVision securities in a margin account or pledging MicroVision securities as collateral for a loan, except to MicroVision.

•

Limit Orders: The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval an employee must cancel any limit order if the employee later learns material, nonpublic information before the execution of the trade.

Director Compensation for 2021

The following table provides information concerning the compensation of our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards (3)(4)	Option Awards(3)(5)	Total
Simon Biddiscombe	$99,750	$99,468	—	$199,218
Robert P. Carlile	$106,250	$99,468	—	$205,718
Judith M. Curran	$95,750	$99,468	—	$195,218
Seval Oz (1)	$68,250	$99,468	$87,885	$255,603
Mark B. Spitzer	$83,500	$99,468	—	$182,968
Brian V. Turner	$122,500	$99,468	—	$221,968
Yalon Farhi (2), former director	$13,000	$228,750	—	$241,750
Bernee D.L. Strom (2), former director	$22,000	—	—	$22,000

(1)

In connection with her initial appointment to the Board on March 1, 2021, Ms. Oz was granted an option to acquire 7,500 shares at an exercise price of $14.04 per share pursuant to our prior director compensation policy described in our 2021 proxy statement.

(2)	Mr. Farhi departed from the Board on May 26, 2021. Ms. Strom departed from the Board on March 1, 2021.
(3)

Reflects the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 as required for financial reporting purposes rather than an amount paid to or realized by the director.

(4)	As of December 31, 2021, each of our non-employee directors held an outstanding RSU award covering 3,369 shares of MicroVision common stock.
(5)

As of December 31, 2021, the number of outstanding shares underlying option awards for each of our non-employee directors was 30,000 for each of Mr. Biddiscombe, Mr. Carlile, Ms. Curran, and Mr. Spitzer, 7,500 for Ms. Oz, and 0 for Mr. Turner.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

We believe it is important to have a compensation policy for non-employee directors that enables us to attract and retain skilled board members with relevant expertise. Our Director Compensation Policy was revised May 2021 to provide a total annual compensation approach that is split between cash and equity based on dollar value. Under the policy, base cash compensation is $75,000 for each director. Board and committee chairs receive additional cash compensation that reflects additional responsibilities: Board chair, $50,000; audit committee chair, $20,000; compensation committee chair, $15,000; and nominating & governance committee chair, $10,000. Independent Directors are generally required to serve on two committees. Cash is paid in equal quarterly installments. Annual equity compensation for each director is in the form of an award of RSUs equal to $100,000 on the date of grant. The number of shares granted to non-employee directors is based on the average closing price of our common stock over the 20 trading days prior to the Annual Meeting of Shareholders. Equity vests in equal quarterly installments, with the final installment vesting the earlier of the one-year anniversary of the grant date or the day before the next Annual Meeting. New directors do not receive a separate initial fee or equity grant but receive cash and an equity grant on a pro rata basis depending on the director’s start date with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

INFORMATION ABOUT MICROVISION COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 28, 2022 (the “table date”), the number of shares of our common stock beneficially owned by our directors and nominees, named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares(1)	Percent of Common Stock(2)
Sumit Sharma(3)	1,130,295	*
Anubhav Verma	12,098	*
Drew G. Markham	3,481	*
Simon Biddiscombe(4)	92,344	*
Robert P. Carlile(4)	151,844	*
Judith M. Curran(4)	35,055	*
Jeffrey A. Herbst(5)	—	*
Seval Oz(6)	11,305	*
Mark B. Spitzer(4)	35,055	*
Brian V. Turner	265,807	*
All executive officers and directors as a group (9 persons)(7)	1,737,284	1.1%
BlackRock(8)	10,689,064	6.5%
Vanguard(9)	9,171,685	5.6%

Stephen P. Holt(10)	—	—
David J. Westgor(10)	—	—

*	Less than 1% of the outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 164,630,093 shares of common stock outstanding as of February 25, 2022.
(3)	Includes 316,666 shares issuable upon exercise of options and 300,000 RSUs scheduled to vest within 60 days of the table date.
(4)	Includes 30,000 shares issuable upon exercise of options.
(5)	Mr. Herbst was appointed to the Board on April 1, 2022.
(6)	Includes 7,500 shares issuable upon exercise of options.
(7)	Includes 444,166 shares issuable upon exercise of options and 310,110 RSUs scheduled to vest within 60 days of the table date.
(8)

The Schedule 13G filed with the SEC by BlackRock, Inc. on February 4, 2022 indicates that as of December 31, 2021, BlackRock beneficially owned 10,689,064 shares of MicroVision common stock, with sole voting power over 10,561,364 shares and sole dispositive power over 10,689,064 shares. BlackRock’s reported address is 55 East 52nd Street, New York, NY 10055.

(9)

The Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2022 indicates that as of December 31, 2021, Vanguard beneficially owned 9,171,685 shares of MicroVision common stock, with sole voting power over 0 shares and sole dispositive power over 8,724,578 shares. Vanguard’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(10)	Information is not available to us for our former executives following their retirement in 2021.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2021.

Stock Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among MicroVision, Inc., the Russell 2000 Index

and the NASDAQ Electronic Components Index

*$100 invested on 12/31/16 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31.

Copyright© 2022 Russell Investment Group. All rights reserved.

PROPOSAL TWO—APPROVAL OF THE 2022 EQUITY INCENTIVE PLAN

Our shareholders are being asked to approve a new 2022 Equity Incentive Plan, which we refer to as the 2022 Incentive Plan. Our Board has adopted the 2022 Incentive Plan, subject to approval from our shareholders at the Annual Meeting. If our shareholders approve the 2022 Incentive Plan, it will immediately replace our 2020 Incentive Plan, which we refer to as the 2020 Plan. The 2020 Plan will terminate immediately, but the 2020 Plan will continue to govern awards previously granted under it. If our shareholders do not approve the 2022 Incentive Plan, the 2022 Incentive Plan will not become effective, any awards granted under the 2022 Incentive Plan will be cancelled, and the 2020 Plan will remain in effect. Our Board has determined that it is in the best interests of MicroVision to adopt the 2022 Incentive Plan and is asking our shareholders to approve the 2022 Incentive Plan. Our named executive officers and directors have an interest in this proposal as they are eligible to receive equity awards under the 2022 Incentive Plan.

Proposal

We have historically provided stock options, restricted stock units and other types of equity awards as an incentive to our employees, directors and consultants to promote increased shareholder value. Our Board and management believe that stock options, restricted stock units and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate all employees to increase shareholder value. In addition, stock options, restricted stock units and other types of equity awards are considered a competitive necessity in the technology industry in which we compete.

Our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within MicroVision. Our Board expects that the 2022 Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to our success and in providing incentive to these individuals to promote the success of MicroVision.

Our philosophy regarding equity awards is driven by MicroVision’s near-term focus and our long-term vision. We believe that each MicroVision employee has an important role to play in the refinement of our technology and the execution of our strategy. Because of this view, equity awards are a key component to our compensation program and we have designed equity award programs intended to motivate our entire team to contribute to MicroVision’s long-term success and to allow them to benefit from that success. To sustain these programs and effectively motivate and reward our team, we need an appropriate equity incentive plan and sufficient shares available under that plan.

On March 31, 2022, our Compensation Committee approved, subject to shareholder approval of the 2022 Incentive Plan, the grant of performance-based restricted stock unit awards, which we refer to as the PRSU Awards, designed to motivate our executive team to be laser-focused on executing our strategy and building shareholder value. The Compensation Committee contingently approved the grant of the PRSU Awards to our three executive officers under and pursuant to the 2022 Incentive Plan. Therefore, the PRSU Awards will only be granted if the 2022 Incentive Plan is approved by our shareholders. Because the PRSU Awards are only earned if specific stock price targets are met, the awards are fully aligned with MicroVision’s long-term strategy and the interests of our shareholders. More detail regarding the terms, benefits and allocations of the PRSU Awards is set forth in the following discussion of the 2022 Incentive Plan.

If our shareholders do not approve the 2022 Incentive Plan, the 2020 Plan will remain in effect. In that case, the PRSU Awards will not be granted and the shares reserved for issuance under the 2020 Plan may be insufficient to achieve our future incentive, recruiting, and retention objectives. Consequently, without shareholder approval of the 2022 Incentive Plan, we believe our ability to attract and retain the individuals necessary to drive our performance and increase long-term shareholder value will be impaired. We therefore believe that shareholder approval of the 2022 Incentive Plan is critical to our continued success.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE 2022 EQUITY INCENTIVE PLAN.

Key Features of the 2022 Equity Incentive Plan:

•

Proposed authorization of the following number of shares of our common stock under the 2022 Incentive Plan: (a) 16.5 million shares, plus (b) (i) any shares that, as of immediately prior to the termination or expiration of the 2020 Plan, have been reserved but not issued pursuant to any awards granted under the 2020 Plan and are not subject to any awards granted thereunder, plus (ii) any shares subject to awards granted under the 2020 Plan that, after the 2020 Plan is terminated or expired, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the company due to failure to vest, with the maximum number of shares to be added to the 2022 Incentive Plan pursuant to clause (b) above equal to 3.5 million shares.

•	The 2022 Incentive Plan permits the award of options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.

•	A committee of independent directors administers the 2022 Incentive Plan.

•

If dividends or other distributions with respect to unvested shares of restricted stock are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.

•	Non-employee directors are subject to an annual compensation limit each fiscal year in the 2022 Incentive Plan.

•	Unlike the 2020 Plan, the 2022 Incentive Plan does not contain compensation limits for other participants who are not non-employee directors.

•	No option repricings or other exchange programs without shareholder approval.

Considerations of our Board of Directors in Making its Recommendation

Upon the recommendation of our Compensation Committee, our Board approved the 2022 Incentive Plan and the number of shares of our common stock reserved under the 2022 Incentive Plan. The number of shares reserved under the 2022 Incentive Plan is proposed in order to give our Board and Compensation Committee continued flexibility to grant stock options, restricted stock units and other types of equity awards, including the PRSU Awards.

Our Board and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and shareholders by giving employees the perspective of owners with equity stakes in MicroVision, and provides an effective means of recognizing employee contributions to our success. Our Board and management also believe that equity awards are of critical value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, our Board and management believe that the ability to grant equity awards will be critical to our future success by helping us to accomplish these objectives.

If our shareholders approve the 2022 Incentive Plan, we currently anticipate that the shares available under the 2022 Incentive Plan will be sufficient to meet our expected needs through approximately fiscal year 2024, and potentially through fiscal year 2025 or 2026 (depending upon future stock prices and business needs). We therefore anticipate that we would be requesting additional shares under the 2022 Incentive Plan at either our fiscal year 2025 or 2026 annual meeting of shareholders. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be reserved for issuance under the 2022 Incentive Plan, our Compensation Committee and Board also considered the following:

•

Remaining Competitive by Attracting/Retaining Talent. As discussed above, our Compensation Committee and Board considered the importance of an adequate pool of shares to attract, retain and reward our high-performing employees, especially since we compete with many heavily resourced technology companies for a limited pool of talent.

•

Historical Grant Practices. Our Compensation Committee and Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2021, 2020, and 2019, we granted equity awards representing a total of 8.4 million shares.

	MicroVision Annual Equity Usage
	2019	2020	2021
Options Granted	1,636,000	68,000	8,000
RSUs/PSUs Granted	1,044,000	1,462,000	4,179,000
Gross Grants	2,680,000	1,530,000	4,187,000

•

Forecasted Grants. As discussed above, our Compensation Committee and Board currently anticipate that the proposed share reserve, based on projected share utilization will be sufficient for our equity award usage through at least 2024 and potentially 2025 or 2026. In determining the projected share utilization, our Compensation Committee and Board considered a forecast that included the following factors: (i) the approximately 2.2 million unissued shares remaining under the 2020 Plan as of the date of the initial action by the Board to approve the 2022 Incentive Plan; (ii) the estimated cancellations and forfeitures that may be returned back to the 2020 Plan; and (iii) our current stock price. Future business needs or circumstances may cause us to request additional shares sooner or later than our current estimates.

Summary of the 2022 Equity Incentive Plan

The following is a summary of the principal features of the 2022 Incentive Plan and its operation. The summary is qualified in its entirety by reference to the 2022 Incentive Plan as set forth in Appendix A.

General

MicroVision’s pioneering development work requires top talent and a highly motivated team. The purposes of the 2022 Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants who perform services for MicroVision, and to promote the success of our business. These incentives are provided through the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards.

Authorized Shares

Subject to the adjustment provisions contained in the 2022 Incentive Plan, shareholders are being asked to approve the reservation of the following number of shares of our common stock for issuance under the 2022 Incentive Plan: 16.5 million shares (6.0 million attributable to the PRSU Awards) plus (b) (i) any shares that, as of immediately prior to the termination or expiration of the 2020 Plan, have been reserved but not issued pursuant to any awards granted under the 2020 Plan and are not subject to any awards granted thereunder, plus (ii) any shares subject to awards granted under the 2020 Plan that, after 2020 Plan is terminated or expired, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the company due to failure to vest, with the maximum number of shares to be added to the 2022 Incentive Plan pursuant to clause (b) above equal to 3.5 million shares. In addition, shares may become available for issuance under the 2022 Incentive Plan as described in the next paragraph. The shares may be authorized, but unissued, or reacquired common stock. As of March 31, 2022, the number of shares subject to awards outstanding under the 2020 Plan was [5.3 million] shares and the number of shares subject to awards outstanding under the 2022 Incentive Plan was 6.0 million shares.

If an award granted under the 2022 Incentive Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, or performance awards is forfeited to or repurchased by the company due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2022 Incentive Plan (unless the 2022 Incentive Plan has terminated). With respect to stock appreciation rights, the gross shares granted pursuant to a stock appreciation right will cease to be available under the 2022 Incentive Plan. Shares that actually have been issued under the 2022 Incentive Plan under any award will not be returned to the 2022 Incentive Plan and will not become available for future distribution under the 2022 Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units or performance awards are repurchased by the company or are forfeited to the company due to the failure to vest, such shares will become available for future grant under the 2022 Incentive Plan. Shares used to pay the exercise price or purchase price of an award and/or used to satisfy the tax withholding obligations related to the award will cease to be available for future grant or sale under the 2022 Incentive Plan. To the extent an award under the 2022 Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Incentive Plan.

Adjustments to Shares Subject to the 2022 Incentive Plan

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the company, or other change in the corporate structure affecting our common stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Incentive Plan, will adjust the number and class of shares of stock that may be delivered under the 2022 Incentive Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits in the 2022 Incentive Plan.

Administration

The 2022 Incentive Plan will be administered by the MicroVision Board, any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board in accordance with the terms of the 2022 Incentive Plan, or the Administrator. In the case of transactions, including grants to certain officers and key employees of the company, intended to qualify, as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Subject to the terms of the proposed 2022 Incentive Plan, the Administrator has the authority to interpret and administer the 2022 Incentive Plan, including but not limited to, the authority, in its discretion, to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the 2022 Incentive Plan) and to interpret the provisions of the 2022 Incentive Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The Administrator may make rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing administration of the 2022 Incentive Plan, or qualifying for favorable tax treatment under applicable non-U.S. laws and may make all other determinations deemed necessary or advisable for administering the 2022 Incentive Plan. The Administrator may temporarily suspend the exercisability of an award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws. The Administrator may not institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type and/or cash, (ii) which participants have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the Administrator, or (iii) the exercise price of an outstanding award is reduced unless our shareholders approve an amendment to the 2022 Incentive Plan that permits such an exchange program (or to the limited extent determined necessary by the Administrator to avoid diminution or enlargement of awards following corporate transactions such as stock dividends or stock splits).

Eligibility

Awards may be granted to employees, directors and consultants of ours and employees and consultants of any parent or subsidiary corporation of MicroVision. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of MicroVision or any parent or subsidiary corporation. As of April 1, 2022, approximately 105 employees, seven non-employee directors, and six consultants were eligible to participate in the 2022 Incentive Plan and there were [794] award holders under the 2020 Plan and three award holders under the 2022 Incentive Plan. We expect participation under the 2022 Incentive Plan to expand over time to be similar to participation under the 2020 Plan. As of March 31, 2022, the closing price of a share of our common stock as reported on The Nasdaq Global Market was $4.67.

Our philosophy regarding equity awards is driven by MicroVision’s current stage of development and our long-term vision. We believe that each MicroVision employee has an important role to play in the development of our technology and the execution of our strategy. Because of this view, equity awards are a key component to our compensation program and we have designed equity award programs intended to motivate our entire team to contribute to MicroVision’s long-term success and to allow them to benefit from that success. In 2021 and 2022, we established performance-based equity programs for our engineering teams that tied equity grants to the achievement of critical development milestones with the goal of motivating the teams to collectively advance our development efforts. To sustain these programs and effectively motivate and reward our team, we need an appropriate equity incentive plan and sufficient shares available under that plan.

PRSU Awards for Executive Team

Overview of PRSU Awards. As noted above, on March 31, 2022, our Compensation Committee approved, subject to shareholder approval of the 2022 Incentive Plan, the grant of the PRSU Awards, which are designed to motivate our executive team to be laser-focused on executing our strategy and building shareholder value. The Compensation Committee contingently approved the grant of the PRSU Awards to our three executive officers under and pursuant to the 2022 Incentive Plan. Therefore, these PRSU Awards will only be granted if the 2022 Incentive Plan is approved by our shareholders. Because the PRSU Awards are only earned if specific stock price targets are met, they are fully aligned with MicroVision’s long-term strategy and the interests of our shareholders.

Process and Rationale for Establishing PRSU Awards. To determine the optimal terms and conditions for the grant of the PRSU Awards, the Compensation Committee deliberated over several months and in consultation with its independent compensation consultant, F.W. Cook, to thoroughly consider many relevant factors, including our overall compensation philosophy, market data, other equity held by our executives, and the commitment required for our leadership team to successfully execute MicroVision’s business strategy. The Compensation Committee was intent on establishing an award program that would (i) tightly align the long-term interests of our executives with those of our shareholders, (ii) only grant awards that required significant and sustained company performance to be earned, and (iii) discourage our executives from taking risks to achieve only short-term, unsustainable gains.

PRSU Award Terms. The PRSU Awards are strictly performance based. Although the PRSU Awards are subject to the achievement of performance goals and time-based vesting, no portion of the awards will become eligible to vest if the performance goals are not achieved. To earn the PRSU Awards, four performance goals related to the price of our common stock must be achieved within a specified period of time. If, during the period starting with the date of grant and ending on December 31, 2025, which we refer to as the Performance Period, the closing price of MicroVision’s common stock reaches or exceeds specified price thresholds for at least 20 consecutive trading days, a portion of the PRSU Awards granted will become eligible to vest. No shares will become issuable if the performance goals are not achieved prior to December 31, 2025.

The PRSU Awards were designed specifically to ensure that key members of our leadership team have significant financial interests that are highly aligned with our shareholders. Any portion of the PRSU Awards that are granted will only become eligible to vest if the specified stock price thresholds are achieved. Conversely, if the specified stock price thresholds are not achieved within the Performance Period, then the PRSU Awards will not vest and there will be no resulting dilution. As shown in the following table, each performance goal represents a significant increase in our stock price:

Performance Goal	Share Price	Portion of PRSU Awards Eligible to Vest
Performance Goal 1 (25% of Target)	$12.00	10%
Performance Goal 2 (Target)	$18.00	30%
Performance Goal 3 (175% of Target)	$24.00	30%
Performance Goal 4 (250% of Target)	$36.00	30%

Assuming attainment of the applicable share price goal shown above, the portion of the PRSU Awards deemed earned will become subject to time-based vesting in equal quarterly installments over two years starting from the date on which the goal is achieved. Vesting requires continued service through each applicable vesting date. The aggregate number of shares of common stock issuable in respect of the PRSU Awards at maximum achievement is 6,000,000 shares, with 2,800,000 shares allocated to our Chief Executive Officer Sumit Sharma, 2,000,000 shares allocated to our Chief Financial Officer Anubhav Verma, and 1,200,000 allocated to our General Counsel & VP People Ops Drew Markham.

Importantly, upon grant of the PRSU Awards, the executives have agreed to forego future long-term equity incentive awards through the end of the Performance Period. Mr. Verma and Ms. Markham will retain their time-based new-hire awards, but will not receive additional equity award grants during the Performance Period. Mr. Sharma will retain any equity awards that he held prior to the grant date of the PRSU Awards, as well as the right to receive the remaining long-term time-based awards to which he is entitled pursuant to the terms of his April 2021 employment agreement with us, but will not receive additional equity awards during the Performance Period. In approving the grant of the PRSU Awards, the Compensation Committee carefully considered the executives’ outstanding equity and how the potential value of the PRSU Awards would provide meaningful incentive for such executive officers to lead MicroVision’s growth and long-term success.

With respect to the PRSU Awards, in the event of a “change in control” (as defined in the 2022 Incentive Plan), the Performance Period will end and achievement will be determined based on the per share consideration in such transaction, with pro-ration for earnout between price hurdles as a result of the price paid to shareholders in the change-in-control transaction. If a grantee’s employment is terminated by the company without “cause” outside of a specified time frame in respect of a change in control, then the time-based vesting of any shares eligible to vest based on the achievement of performance goals prior to such termination of employment will be accelerated by one year. If a grantee’s employment is terminated by the company without cause within 3 months prior to or 18 months following a change in control then the time-based vesting of any shares eligible to vest based on the achievement of performance goals, including any performance goals achieved before or in the change in control, will be accelerated in full.

Benefits of the PRSU Awards. In its deliberation over the PRSU Awards, the Compensation Committee considered the following benefits:

•	By motivating our executive team to stay laser-focused on our strategy and long-term value creation, the PRSU Awards are thoughtfully aligned with company strategy and long-term shareholder interests.

•	No value is realized by the executives unless one or more of the stock price goals are achieved, so the PRSU Awards are fully performance based.

•	Even once a goal is achieved and a portion of the PRSU Awards earned, the awards are subject to vesting over two years, thus there is no instant payout from the PRSU Awards.

•	Achievement of the first goal results in executives earning only 10% of the total award, therefore the PRSU Awards are not front loaded to the most achievable price hurdles.

•

Based on the $4.67 closing price of MicroVision’s common stock on March 31, 2022, achievement of the goals requires an increase of 160% to earn the first 10% of the awards and an increase of 671% to earn 100% of the awards; thus, the performance goals are significantly challenging.

•

Shares underlying any portion of a PRSU Award that are unearned as of the end of the Performance Period will be recycled back into the 2022 Incentive Plan thus becoming generally available for grant as new awards pursuant to the 2022 Incentive Plan, so the PRSU Awards are not dilutive to shareholders if the performance goals are not achieved.

Stock Options

Each option granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2022 Incentive Plan.

The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, an exception may be made for any options that are granted in substitution for options held by employees of companies that the company acquires in a manner consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, any incentive stock option granted to an employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the company or any parent or subsidiary corporation of the company, or a Ten Percent Stockholder, must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of our common stock is the closing price of our stock on any established stock exchange or national market system on the applicable date.

The 2022 Incentive Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when the company receives the notice of exercise and full payment for the shares to be exercised, together with any applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that stock options will have a maximum term of no more than 10 years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding 5 years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the period of exercise applicable to each option following a service provider’s cessation of service. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option for (i) 3 months following his or her cessation of service for reasons other than death or disability, and (ii) 1 year following his or her cessation of service due to disability or following his or her death while holding the option. An award agreement may provide for an extension of a post-service exercise period upon a cessation of service for reasons other than death or disability if the exercise of the option following such cessation of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act.

Restricted Stock Awards

Awards of restricted stock are grants of, or rights to acquire or purchase, shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan. Restricted stock awards may be subject to vesting conditions if and as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. The Administrator may set restrictions as it may deem advisable and appropriate.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed before the participant’s cessation of service. Unless the Administrator provides otherwise, and participants holding restricted stock will have the right to vote the shares and, unless the Administrator determines otherwise, to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the underlying shares and dividends or other distributions payable with respect to shares subject to awards will not be paid before and unless the underlying shares vest. The Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The Administrator may grant restricted stock units which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan. Restricted stock units may be settled, in the sole discretion of the Administrator, in shares, cash or a combination of both.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The company may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be set forth in the award agreement but will not be more than 10 years. The terms and conditions relating to the period of exercise following a cessation of service with respect to options described above also apply to stock appreciation rights.

Performance Awards

Performance awards may also be granted under the 2022 Incentive Plan. Performance awards are awards that will result in a payment to a participant only if the performance goals or other vesting criteria (if any) the Administrator may establish are achieved or the awards otherwise vest. Each award of performance awards granted under the 2022 Incentive Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the 2022 Incentive Plan. Earned performance awards will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator may set vesting criteria based upon the achievement of specific performance objectives, including company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, and which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants.

After the grant of a performance award, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance awards. Performance awards will have an initial value established by the Administrator on or before the date of grant. A participant will forfeit any performance awards unearned or unvested as of the date set forth in the award agreement.

Non-Employee Director Award Limitations

The 2022 Incentive Plan provides that no non-employee director may be granted, in any fiscal year, equity awards, including any under the 2022 Incentive Plan, with a grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles) of more than $750,000, with this limit increased to $1,000,000 in connection with his or her initial fiscal year of service. Any awards granted to an individual while he or she was an employee, or while he or she was a consultant but not a non-employee director, will not count for purposes of these limitations. No annual award limitations apply to employees or consultants.

Transferability of Awards

Unless determined otherwise by the Administrator and subject to the terms of the 2022 Incentive Plan, awards granted under the 2022 Incentive Plan generally are not transferable other than by will or by the laws of descent and distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Dissolution or Liquidation

In the event of the company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable before the effective date of such proposed transaction. An award will terminate immediately before consummation of such proposed action to the extent the award has not been previously exercised or vested.

Change in Control

The 2022 Incentive Plan provides that, in the event of a merger of the company with or into another corporation or entity or a change in control, each award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation or its affiliate with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable or restrictions applicable to an award will lapse, in whole or in part, before or upon consummation of such merger of change in control, and, to the extent the Administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the company without payment), or (B) the replacement of such award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted by the 2022 Incentive Plan, the Administrator will not be obligated to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly in the transaction.

If the successor corporation (or an affiliate thereof) does not assume or substitute for the award (or portion thereof), the participant will fully vest in and have the right to exercise the participant’s outstanding options and stock appreciation rights (or portion thereof) that is not assumed or substituted for, all restrictions on restricted stock, restricted stock units, performance awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof), all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the company or any of its subsidiaries or parents. In addition, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the company or any of its subsidiaries or parents, if an option or stock appreciation right (or portion thereof) is not assumed or substituted for, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

With respect to awards granted to a non-employee director (while such individual was a non-employee director) that are assumed or substituted for, if on the date of or following such assumption or substitution, the participant’s status as a member of our Board or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise by the Administrator or under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the company or any of its subsidiaries or parents.

Forfeiture Events

The Administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. Awards will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that we are required to adopt under the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The Administrator may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award, according to such clawback policy or in order to comply with applicable laws.

Termination or Amendment

The 2022 Incentive Plan will continue in effect until terminated pursuant to its terms, but no options that qualify as incentive stock options may be granted after 10 years from the earlier of Board or shareholder approval of the 2022 Incentive Plan. The Administrator may amend, alter, suspend or terminate the 2022 Incentive Plan at any time, provided that the company will obtain shareholder approval of any amendment to the extent approval is necessary and desirable to comply with any applicable laws. No amendment, alteration, suspension or termination will materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Federal Tax Aspects

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2022 Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired through such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired through a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units

There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2022 Incentive Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax

A participant’s annual “net investment income,” as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2022 Incentive Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company

The company generally will be entitled to a tax deduction in connection with an award under the 2022 Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2022 Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance.

As stated above, however, on March 31, 2022 our Compensation Committee contingently approved, subject to shareholder approval of the 2022 Incentive Plan, the grant of PRSU Awards under the 2022 Incentive Plan to our three executive officers. As the only awards that have been approved for grant under the 2022 Incentive Plan, the PRSU Awards were conditioned on shareholder approval of the 2022 Incentive Plan and will not be granted if shareholders do not approve the 2022 Incentive Plan.

The following table sets forth (i) the aggregate number of shares of our common stock subject to awards made under the 2022 Incentive Plan, including the PRSU Awards (assuming that all performance goals are achieved, which would require our share price to be $36.00 for at least 20 consecutive trading days on or before December 31, 2025) to our named executive officers and the below-listed groups during the last fiscal year (no other types of awards were granted under the 2022 Incentive Plan), and (ii) the dollar value of the PRSU Awards based on an aggregate grant date fair value determined pursuant to FASB ASC Topic 718, assuming that the awards were definitively granted on the date contingently approved by the Compensation Committee. The PRSU Awards will be granted upon shareholder approval of the 2022 Incentive Plan. Additional awards may be granted to these individuals and groups in the future, as determined in the discretion of our Board or Compensation Committee but any awards that may be made and any benefits and amounts that may be received or allocated under the 2022 Incentive Plan in the future are not determinable at this time.

Name of Individual or Group	Number of PRSU Awards	Dollar Value of PRSU Awards (1)
Sumit Sharma Chief Executive Officer and Director	2,800,000	$6,658,400
Anubhav Verma Chief Financial Officer	2,000,000	$4,756,000
Drew G. Markham General Counsel, VP People Operations	1,200,000	$2,853,600

All executive officers, as a group (2)	6,000,000	$14,268,000
All directors who are not executive officers, as a group (2)	—	$—
All employees who are not executive officers, as a group (2)	—	$—

(1)

For illustrative purposes only, reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718, based on the weighted average fair value per share estimated using a Monte Carlo simulation calculated as of the contingent approval date of March 31, 2022. If the 2022 Incentive Plan is approved by shareholders, then the grant date fair value will be based on a Monte Carlo simulation calculated as of June 1, 2022.

(2)

No awards have been granted under the 2022 Incentive Plan, although the Compensation Committee has contingently approved the PRSU Awards. Awards under the 2022 Incentive Plan may be made at the discretion of the Board or Compensation Committee, and any awards that may be made and any benefits and amounts that may be received or allocated under the 2022 Incentive Plan in the future are not determinable at this time. As such, other than the PRSU Awards, the future plan benefits, as well as information regarding the number of awards that may be received under the 2022 Incentive Plan in the future, have been omitted. For context, however, we note that equity awards covering approximately 4.2 million shares were granted in 2021 pursuant to our 2020 Incentive Plan, consisting of approximately 2.7 million to our employees, 1.5 million to our executives (which includes RSUs covering 900,000 shares that although counted as granted in 2021 will actually be granted over the next three years to Mr. Sharma pursuant to his employment agreement), and 78,000 to our nonemployee directors.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the 2022 Incentive Plan.

Summary

We believe strongly that approval of the 2022 Incentive Plan is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees and our leadership team are highly valuable assets of MicroVision. Stock options, restricted stock units and other awards such as those provided under the 2022 Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our development and strategic goals. Importantly, by owning equity in MicroVision, our employees and leadership team have financial interests that are aligned with our shareholders. This is particularly true in the context of the PRSU Awards granted to our executives whereby no awards are vested, and therefore no dilution results, unless and until the ambitious stock price targets are met. For these reasons, the shareholders are being asked to approve the 2022 Incentive Plan.

PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to MicroVision’s named executive officers, as disclosed in the Executive Compensation section of this proxy statement.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to reinforce and propel our business strategy and closely align the interests of our executives with our shareholders. This performance-based philosophy is achieved through a program that emphasizes at-risk compensation tied to the achievement of performance objectives and shareholder value. Our executive compensation program is also designed to attract and retain highly talented executives who are critical to the successful implementation of our business strategy.

For these reasons, our Board is asking shareholders to support this proposal. Although the vote is non-binding, our Compensation Committee and Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. We seek your vote on this proposal pursuant to Section 14A of the Securities Exchange Act or 1934 and we seek advisory votes on executive compensation each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2021, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers during 2021.

Executive Summary

Our Business and Strategy. MicroVision is an automotive lidar and ADAS solutions company, focused on delivering safe mobility at the speed of life. Since the company’s founding in 1993, we have combined our proprietary laser beam scanning technology, which is based on our patented expertise in MEMS, laser diodes, opto-mechanics, electronics, algorithms and software and how those elements are packaged into a small form factor, with our development excellence to create innovative solutions to address existing and emerging market needs, such as augmented reality microdisplay engines; interactive display modules; consumer lidar components; and, most recently, automotive lidar sensors and solutions for the automotive market.

Currently, our development efforts are primarily focused on automotive lidar sensors and perception software for advanced driver-assisted systems, or ADAS. Our integrated solution will combine our solid-state lidar sensor, custom ASICs, and software targeted for sale to automotive OEMs and Tier-1 automotive suppliers. In April 2021 we completed our A-Sample long range lidar module. During the third quarter of 2021, we tested our A-Sample hardware on an outdoor track and demonstrated the sensor’s key features at a significant trade show in Munich, Germany. Our ADAS solution is intended to leverage edge computing and custom ASICs to enable our hardware and sensor fusion software to be integrated into an OEM’s ADAS stack. In 2022, we are continuing to refine our technology and products. Although we are forecasting small quantities of sales in 2022, we do not expect to achieve significant, sustained revenue from our ADAS solution in the near term.

Our Financial Results. Revenue in 2021 was $2.5 million, which was lower than 2020 revenue of $3.1 million; gross profit in 2021 was $2.5 million, which was higher than 2020 gross profit of $1.7 million. Revenue in the past two fiscal years was derived from one customer, Microsoft Corporation, related to components that we developed for a high-definition display system. This arrangement generates royalty income, but the volume of sales and resulting royalties are not significant.

Throughout 2021, and continuing into 2022, we have been investing in our growth, increasing our employee base from 52 employees in March 2021 to 103 employees in March 2022 and expanding our R&D and testing capacity at our headquarters office in Redmond, Washington. Accordingly, our R&D expenses grew to $24.1 million in 2021 from $9.8 million in 2020, and SG&A expenses grew to $22.3 million in 2021 from $5.9 million in 2020.

As we focused on strengthening our balance sheet, we ended 2021 with a cash and investments balance of approximately $115.4 million, compared to $16.9 million at the end of 2020.

Our Pay-for-Performance Philosophy. With a focus on critical and aggressive development and product refinement goals, along with strengthening our balance sheet, we designed our compensation program across the entire company to emphasize performance and drive the team toward a common set of objectives. For our employees, we implemented a milestone equity award program in 2021 pursuant to which our engineering teams were motivated to collaboratively work toward four key development objectives in order to earn grants of restricted stock units, or RSUs. Once earned and granted, the milestone awards were subject to time-based vesting over approximately two years.

We have a similar performance-based philosophy for the design of our executive compensation program. Fiscal year 2021 was a year of significant executive-level transition, however, so our executive compensation was less consistent across roles and more geared toward recruitment needs and market requirements for specific experience and expertise in the highly competitive market for executive talent in the technology industry. Our former General Counsel retired in March 2021 and our former Chief Financial Officer retired in November 2021. To support our strategic objectives and plans for accelerated growth, Drew Markham joined us as General Counsel, or GC, in June 2021 and Anubhav Verma joined as Chief Financial Officer, or CFO, in November 2021.

The leadership team, led by CEO Sumit Sharma, drove our efforts to advance our strategic objectives and make significant progress on ambitious development goals. During 2021, we delivered our 1st generation long-range lidar sensor, demonstrated key cost advantages and features, and received positive feedback and continued interest from automotive OEMs and Tier 1 suppliers.

Key Compensation Highlights. A central compensation focus in 2021 was to appropriately motivate our leadership team and workforce to drive the company toward success, enhancing long-term value creation for MicroVision and increasing the long-term trading price of our stock. For the executive team, special and new-hire equity awards were made in order to motivate this long-term value creation and to strongly align executives’ interests with those of our shareholders. Specifically,

•

In the second quarter of 2021, our Board approved a new compensation arrangement for our CEO Sumit Sharma that was materially weighted toward equity. Central to this arrangement was a special equity award providing for RSUs covering an aggregate of 1.2 million shares to be granted ratably over a four-year period subject to his continued employment. Emphasizing the performance-based nature of this arrangement, Mr. Sharma agreed to a below-market annual base salary and no short-term cash incentive bonus through April 2024 opting instead for at-risk equity compensation.

•

In the third quarter of 2021, pursuant to her offer letter, Ms. Markham was granted RSUs covering an aggregate of 60,000 shares, scheduled to vest over a three-year period subject to her continued employment. This new-hire award, valued at $0.9 million on the grant date, with its realizable value based on company performance, was a key part of a compensation package that the Compensation Committee deemed necessary to recruit the experience and expertise needed by the company.

•

In the fourth quarter of 2021, pursuant to his offer letter, Mr. Verma was granted RSUs covering an aggregate of 167,654 shares, scheduled to vest over a four-year period subject to his continued employment. This new-hire award, valued at $1.5 million on the grant date, was a key component of the compensation package required in the highly competitive market for the talent needed to support the company’s strategic goals.

Comparing our 2021 executive compensation to our peers (see “The Role of Peer Groups and Surveys” below for more information on our peer group),

•	Base salaries for our executives were below the median in the aggregate, with our CEO and GC salaries below the 25th percentile and our CFO salary at median.

•	Target total cash compensation, which did not include any short-term incentive bonuses for 2021, was below the 25th percentile for all of our executives.

•	Equity compensation, consisted of a special equity award for our CEO and new-hire equity awards for our CFO and GC, were near the median for the three named executive officers.

•	Total direct compensation reported in the Summary Compensation Table was below the median for all three named executive officers.

Highlights relating to our CEO’s compensation, based on the employment agreement approved by our Board in April 2021,

•	Base annual salary of $300,000, subject to annual review by our Board.

•	No short-term incentive bonus opportunity until April 2024.

•

To strongly align the interests of our CEO and our shareholders, Mr. Sharma is entitled to a special equity award of 1.2 million shares in the aggregate, comprised of four annual grants of 300,000 shares, subject to his continued employment on each grant date.

•

During the term of the agreement, Mr. Sharma is not eligible to receive any further equity awards that are solely time based, however he will remain eligible to receive performance-based equity awards.

Looking ahead to 2022, the Compensation Committee recently approved highly strategic, 100% performance-based equity awards for our current three executives that are only earned upon the achievement of ambitious stock price targets and, once earned, require vesting over time. These performance-based restricted stock unit, or PRSU, awards are intended to provide significant motivation to our executive leadership team to deliver on our strategic objectives and enhance shareholder value over the long term. These PRSU awards are more fully described later in this compensation discussion and analysis.

Executive Compensation Philosophy and Elements

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program includes the following primary elements of compensation:

Base Salary	Base salaries for our executives are primarily based on the role, taking into account competitive market compensation paid by other companies in our peer group for comparable positions. Each named executive officer’s base salary is also determined by reviewing the other components of an executive’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy, recognizing the opportunity for long-term equity and cash bonus.

Annual Performance-Based Incentive Bonus

The Compensation Committee believes that a portion of each executive’s total cash compensation should be based on the company’s performance. The Compensation Committee believes that structuring a significant portion of each executive’s annual cash compensation as a short-term incentive bonus, and the contingent nature of that compensation, induces an executive to drive toward achievement of both the short- and long-term goals of the company. The amount of the bonus depends generally on the level of company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executives.

The amount of any bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee, or by the Board in the case of our CEO.

Long-Term Equity Incentive Awards	A key component of our executive compensation program, equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executives with those of shareholders.

As described, the principal elements of our executive compensation program are base salary, annual performance-based incentive bonuses, and long-term time-based and performance-based equity incentive awards. For 2021, however, there were no annual incentive bonuses applicable for our executive team because our CEO’s eligibility for a short-term bonus opportunity was discontinued through April 2024 in light of the special 2021 equity award, while our two new-hire executives were not eligible for a 2021 short-term incentive bonus in light of their new-hire grant amounts and the time that they joined the company in 2021.

We believe that there are multiple, dynamic factors that contribute to our success. Moreover, we recognize that our business and the industries in which we operate and compete for talent are constantly evolving and highly competitive in nature. Under our executive compensation program, we consider the needs of our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our executive compensation packages also contain certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available, broad-based benefits. In general, we provide very limited executive perquisites, and we do not provide our executives with tax gross ups or supplemental retirement plans.

Executive Compensation Decision-Making Process

The Roles of our Board, Compensation Committee and Chief Executive Officer. Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our CEO’s compensation. Our Compensation Committee reviews and recommends the CEO’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our CEO’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our CEO provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the CEO’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2021, our CEO attended part or all or each Compensation Committee meeting at the request of the Committee. However, the Compensation Committee ultimately discussed and determined each executive officer’s compensation without the executive officer present.

The Role of the Compensation Consultant. Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to MicroVision and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups and Surveys. In 2021, with the oversight of our Compensation Committee, F.W. Cook performed an executive compensation review that included identifying a peer group of companies to be used by us for the purpose of comparing our executive compensation to the market. This market analysis was used by the Compensation Committee to evaluate the compensation arrangements of our CEO and two newly hired executives.

The 19 companies in the 2021 peer group are publicly traded, U.S.-based technology companies. At the time the 2021 peer group was determined, our market cap was near the middle of the average 2020 market cap for the peer group, which was the size the peers were when they made pay decisions.

Akoustis Tech	InterDigital	PROS	Varonis Systems

Ambarella	MaxLinear	Progress Software	Vicor

CEVA	PagerDuty	Rambus	Workhorse

Digimarc	PDF Solutions	Rapid7	Xperi

FuelCell Energy	Plug Power	SecureWorks

We consider competitive market data regarding compensation as context for recruiting and retaining executives, but we do not rely solely on market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, such as general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results. We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2021 annual meeting of shareholders, which took place last May, our shareholders approved the compensation of our named executive officers as disclosed in our 2021 proxy statement with approximately 88% of the votes cast in favor of the proposal. To enhance engagement with our large base of retail shareholders, management holds virtual meetings or “fireside chats” with groups of shareholders at various times throughout the year. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2022 and future compensation programs for our executive officers.

2021 Compensation—Our Chief Executive Officer

Mr. Sharma was appointed as our CEO in February 2020. In April 2021, we entered into an employment agreement with Mr. Sharma, which provides for a three-year term and an annual base salary of $300,000, subject to annual review by the Board (although not increased for 2022). Mr. Sharma’s base salary is below the 25th percentile of our 2021 peer group. Mr. Sharma agreed to this below-market base salary in order to more heavily weight his compensation toward at-risk equity compensation, evidencing his support for the company’s strategy and belief in MicroVision’s long-term prospects and value.

Mr. Sharma does not participate in any short-term cash incentive program. His compensation program is focused on long-term equity incentives that are more aligned with shareholder value than a short-term cash program. In lieu of our typical short-term cash incentive bonus and long-term equity incentive award, pursuant to his employment agreement Mr. Sharma is entitled to a special equity award of fully vested RSUs covering an aggregate of 1.2 million shares to be granted in equal installments of 300,000 shares, with the initial grant having occurred in May 2021 and subsequent installments to be granted each year on the anniversary of the April 2021 effective date through April 2024, in each case subject to his continued employment on such date. In the event of a “change of control,” as defined in the employment agreement, occurring while Mr. Sharma remains employed by us and prior to the time when any portion of the award remains ungranted to him, the ungranted portion of the award will be granted as a single fully vested award to Mr. Sharma sufficiently in advance of the closing of the change of control such that he can participate in the transaction as a shareholder with respect to the shares of stock underlying such award. The employment agreement further provides that other than this special equity award, Mr. Sharma will not be entitled to receive any other equity-based award that is subject solely to time-based vesting; he will, however, remain eligible to receive equity-based awards that are subject to performance-based vesting conditions.

2021 Compensation—Our Other Executive Officers

Base Salaries. Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy.

For our two executives hired in 2021, the Compensation Committee considered market data and the challenging competitive landscape when approving their base salaries. In connection with her hire in June 2021, Ms. Markham’s base salary was established at $275,000; in connection with his hire in November 2021, Mr. Verma’s base salary was established at $400,000.

Two of our executive officers retired in 2021. In July 2021, the Compensation Committee approved an annual base salary for Mr. Holt of $280,000, retroactively effective as of January 1, 2021, an increase from his prior annual base salary of $255,905. Mr. Holt retired in November 2021 but may provide consulting services to us through May 2022. From January 1, 2021 to his retirement effective March 11, 2021, Mr. Westgor’s annual base salary was $250,000. Following his retirement, Mr. Westgor provided consulting services to the company through July 6, 2021.

Annual Performance-Based Incentive Bonuses. Historically, the Compensation Committee has approved an annual performance-based incentive bonus opportunity for each executive in order to motivate and reward an individual’s annual contribution to company performance. For 2021, because two of our executives were newly hired and two retired during the year, no executive was eligible for a short-term incentive bonus based on 2021 performance.

Beginning in fiscal year 2022, both Mr. Verma and Ms. Markham will be eligible to earn an annual incentive bonus of up to 40% of their respective base salary, dependent on attainment of preestablished performance objectives.

Special Cash Bonuses. From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives and employees to accept employment offers, to reward outstanding performance and to retain key contributors for extraordinary work. We believe that these bonus awards are consistent with our overall compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address our business and development needs in a constantly evolving and highly competitive environment.

In July 2021, the Compensation Committee approved a one-time discretionary cash bonus of $200,000 payable to Mr. Holt in recognition of his role in successfully navigating the company through the pandemic and stabilizing the balance sheet, while acknowledging the reduction in executive salaries during 2020.

In November 2021, in connection with his hiring, Mr. Verma was paid a one-time signing cash bonus of $75,000, which was a partial make-up for bonus forfeited at his prior employer. The Compensation Committee believed that this signing bonus was necessary to recruit Mr. Verma to the company.

In December 2021, the Compensation Committee approved a one-time discretionary bonus of $59,000 for Ms. Markham based on market data in recognition of her assumption of additional responsibilities related to leading our People Operations and Human Resources department, in addition to serving as General Counsel and leading our Legal department.

Long-Term Equity Incentive Awards. The equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the company’s long-term performance because the value of an equity award depends on our stock price. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient.

In connection with their hires in 2021, Ms. Markham and Mr. Verma were granted long-term equity incentive awards in 2021. In August 2021, Ms. Markham was granted RSUs covering 60,000 shares (valued at $0.9 million at grant), scheduled to vest over three years, subject to her continued employment on each vesting date, with 5,000 shares scheduled to vest on the six-month anniversary of grant, 15,000 shares scheduled to vest on the one-year anniversary of grant, and 20,000 shares scheduled to vest on each of the second and third anniversaries of grant. In November 2021, Mr. Verma was granted RSUs covering 167,654 shares (valued at $1.5 million at grant), scheduled to vest over four years, subject to his continued employment on each vesting date, with 10% of the RSUs vesting on the four-month anniversary of grant, 30% of the RSUs vesting on each of the first and second anniversaries of grant, 20% of the RSUs vesting on the third anniversary of grant, and 10% of the RSUs vesting on the fourth anniversary of grant. In August 2021, Mr. Holt was granted RSUs covering 90,000 shares (valued at $1.4 million at grant), scheduled to vest in equal installments on each of the first, second and third anniversaries of grant, subject to his continued employment. This award to Mr. Holt did not vest following his retirement.

Stock Retention Policy. Furthering our goal of aligning the long-term interests of our executive officers with those of our shareholders, we have adopted a stock retention policy that requires the CEO and other executive officers to obtain over time and then retain equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives.

Benefits. Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees. These programs include medical, dental, vision, group life and disability insurance, and a medical reimbursement plan. Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute to the plan on a before-tax basis, pursuant to Internal Revenue Service rules. MicroVision will match 50% of the first 3% of eligible pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by MicroVision become fully vested after one year. Our executive officers are eligible to participate in these benefit programs on the same basis as our other employees.

Perquisites. We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer.

Change of Control Severance Plan. In November 2011, we adopted a Change of Control Severance Plan (the “Severance Plan”). Under the Severance Plan, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the company; or (v) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

In the event that a “designated participant,” including our CFO and GC, is terminated on, or during the two-year period following, a change of control, for any reason other than by the company for cause (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the company other than for cause or by the participant for good reason), the company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The company will also pay the full cost of the participant’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Plan is contingent upon the participant executing and delivering to the company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the company.

Executive Compensation Recoupment Policy. In March 2020 we adopted an Executive Compensation Recoupment Policy. Under the policy if there is a restatement of our financial statements due to material noncompliance with financial reporting requirements and an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation that was awarded, paid, earned or became vested wholly or in part upon the attainment of any financial reporting measure preceding the financial restatement date, the Board may, in its discretion, seek reimbursement of any such compensation awarded or paid to the executive or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to such executive under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to such executive, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the Board will determine in its sole discretion the amount, if any, by which the payment or award should be reduced or reimbursed.

The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants. In determining whether to seek recovery of compensation, the Board may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the company in any related proceeding or investigation and the extent to which the executive was responsible for the error that resulted in the restatement. The determination of the Board need not be uniform with respect to any or all executives.

Compensation Risk Assessment. Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term growth, which we believe will ultimately contribute to the creation of shareholder value.

2022 Compensation Highlights

On March 31, 2022, our Compensation Committee approved, subject to shareholder approval of the 2022 Incentive Plan, the grant of performance-based equity awards, the PRSU Awards, designed to motivate our executive team to be laser-focused on executing our strategy and building shareholder value. The Compensation Committee was intent on establishing an award program that would (i) tightly align the long-term interests of our executives with those of our shareholders, (ii) only be earned if there was significant and sustained company performance, and (iii) discourage our executives from taking risks to achieve only short-term, unsustainable gains.

The aggregate number of shares of common stock issuable in respect of the PRSU Awards at maximum achievement is 6,000,000 shares, with 2,800,000 shares allocated to Mr. Sharma, 2,000,000 shares allocated to Mr. Verma, and 1,200,000 allocated to Ms. Markham. These PRSU Awards will only be granted if the 2022 Incentive Plan is approved by our shareholders. The PRSU Awards are only earned if specific stock price targets are met, with each target representing a very substantial increase over the current price (e.g., earning 10% of the awards requires an increase over the current price of approximately 160%, and earning 100% of the awards requires an increase of approximately 670%). Thus, these awards are fully aligned with MicroVision’s long-term strategy and the interests of our shareholders. Assuming that the 2022 Incentive Plan is approved by shareholders, then the PRSU Awards will only be eligible to vest if we achieve the following back-loaded price earnout schedule (each stock price must be achieved for 20 consecutive trading days):

Performance Goal	Share Price	PRSUs Eligible to Vest
Performance Goal 1 (25% of Target)	$12.00	10%
Performance Goal 2 (Target)	$18.00	30%
Performance Goal 3 (175% of Target)	$24.00	30%
Performance Goal 4 (250% of Target)	$36.00	30%

Assuming attainment of the applicable share price goals shown above before the December 31, 2025 end of the performance period, then the PRSU Awards earned for price performance will become subject to time-based vesting in equal quarterly installments over two years starting from the date on which the goal is achieved. Vesting requires continued service through each applicable vesting date. The executives also agreed to forego future long-term equity incentive awards through the end of the December 31, 2025 performance period.

As noted above, on March 31, 2022, the Compensation Committee increased Ms. Markham’s annual base salary based on market data provided by F. W. Cook in recognition of an increase in her responsibilities to include not only the company’s legal function but also the people operations and human resources function. Her annual base salary, effective January 1, 2022, was increased from $275,000 to $372,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2021 with MicroVision’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in MicroVision’s annual report on Form 10-K and proxy statement relating to the 2022 annual meeting of shareholders.

The Compensation Committee of the Board of Directors

Simon Biddiscombe, Chair

Robert P. Carlile

Judith M. Curran

Mark B. Spitzer

Summary Compensation Table

The following table provides information regarding the compensation paid to, or earned by, each of our named executive officers during the last three fiscal years.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Sumit Sharma	2021	294,622	300	4,245,000	—	—	8,700	4,548,622
Chief Executive Officer	2020	233,786	—	—	—	—	7,779	241,565
	2019	280,000	—	2,370	77,612	140,000	7,678	507,660

Anubhav Verma	2021	46,513	75,000	1,510,563	—	—	—	1,632,076
Chief Financial Officer	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—

Drew G. Markham	2021	151,042	59,000	927,600	—	—	4,188	1,141,830
General Counsel, VP People Operations	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—

Stephen P. Holt	2021	245,000	200,000	1,553,168	397,125	—	8,700	2,403,993
Former Chief Financial Officer	2020	229,384	—	—	—	102,362	8,550	340,296
	2019	255,905	—	1,896	66,525	—	6,935	331,261

David Westgor	2021	50,191	—	—	—	—	129,306	179,497
Former General Counsel	2020	236,635	—	—	—	100,000	8,550	345,185
	2019	250,000	—	1,896	66,525	—	8,950	327,371

(1)

Effective November 15, 2021, Mr. Verma joined the company as Vice President, Chief Financial Officer & Treasurer upon the retirement of Mr. Holt, whose retirement became effective on the same date. Effective June 14, 2021, Ms. Markham joined the company as Vice President, General Counsel & Secretary. Mr. Westgor retired as General Counsel effective March 11, 2021.

(2)

Mr. Sharma’s annual base salary was increased to $300,000 from $280,000, effective April 8, 2021. Mr. Verma commenced employment on November 15, 2021 with an annual base salary of $400,000. Ms. Markham commenced employment on June 14, 2021 with an annual base salary of $275,000. On

July 7, 2021, the Compensation Committee approved an annual base salary for Mr. Holt of $280,000, effective January 1, 2021; he retired from the company effective November 15, 2021. Mr. Westgor’s annual base salary was $250,000; he retired from the company effective March 11, 2021.
(3)

Mr. Sharma was paid a $300 bonus in 2021 in connection with the company’s patent incentive program. In connection with his hiring, Mr. Verma was paid a one-time sign-on bonus of $75,000. On December 31, 2021, the Compensation Committee approved a one-time discretionary cash bonus of $59,000 to Ms. Markham in recognition of increased responsibilities as head of the company’s People Operations and Human Resources function. On July 7, 2021, the Compensation Committee approved a one-time discretionary cash bonus of $200,000 to Mr. Holt.

(4)

The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted or modified in the year shown pursuant to our 2020 Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 12 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. For Mr. Holt, in 2021 the amounts also include the incremental expense related to the modification of awards in accordance with FASB ASC Topic 718.

(5)	No short-term incentive bonuses were paid or earned relating to 2021 performance.
(6)

The amounts included in this column generally consist of matching contributions under MicroVision’s 401(k) plan of 50% of the first 3% of eligible pay contributed to the 401(k) plan and which benefit is available to all of the company’s employees. For Mr. Westgor, the amount also includes $127,488 of consulting fees paid to Mr. Westgor for services provided from the date of his retirement as General Counsel on March 11, 2021 through July  6, 2021.

Grants of Plan-Based Awards

The following table provides information regarding the amount of equity awards granted to our named executive officers during the fiscal year ended December 31, 2021. No annual incentive bonus award opportunities and no stock options were granted to our named executive officers for 2021.

		Equity Grants(1)
Name	Grant Date	All Other Stock Awards: # of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Sumit Sharma	05/06/2021	300,000	$4,245,000
Anubhav Verma	11/16/2021	167,654	$1,510,563
Drew G. Markham	08/10/2021	60,000	$927,600
Stephen P. Holt(3)	08/10/2021	90,000	$1,371,600
David J. Westgor	—	—	—

(1)	The number of shares reported in this column represent RSUs granted under our 2020 Incentive Plan, which RSUs are described in more detail in the Compensation Discussion & Analysis.
(2)

The dollar amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in the most recently completed fiscal year pursuant to our 2020 Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718) rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 12 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.

(3)

On November 15, 2021, in accordance with FASB ASC Topic 718, an award modification related to an option to purchase 50,000 shares and PSUs covering 20,000 shares held by Mr. Holt resulted in incremental expense of $397,125 and $181,568, respectively.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding the holdings of stock options and RSUs by each of our named executive officers as of the end of our most recently completed fiscal year. The market value of RSUs is based on the closing price of MicroVision common stock on the Nasdaq Stock Market on December 31, 2021, which was $5.01.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($)
Sumit Sharma	20,000			3.16	10/7/2025
	50,000			1.89	6/1/2026
	130,000			1.67	2/8/2027
	116,667	58,334	(1)	0.73	5/22/2029
						25,000	(2)	$125,250
Anubhav Verma	—	—		—	—	167,654	(3)	$839,947
Drew G. Markham	—	—		—	—	60,000	(4)	$300,600
Stephen P. Holt (5)	40,000	—		2.28	8/8/2023
	50,000	—		1.76	6/3/2025
	50,000	—		3.26	6/2/2025
	50,000	—		1.89	6/1/2026
	—	50,000	(1)	0.73	5/22/2029
						20,000	(2)	$100,200
David J. Westgor (5)	—	—		—	—	—		—

(1)	The indicated option vests 33% on each anniversary of the grant date.
(2)

The performance goal was the achievement of the company’s share price of $2.50 sustained for 60 of trailing 90 days before the PSUs are earned (“Earned PSUs”). The performance goal was satisfied and the PSUs became Earned PSUs in February 2021 so became eligible to vest as to one-third (1/3) of the PSUs subject to the Award on the each of the first three anniversaries of May 22, 2019, subject to the executive’s continuous employment on the applicable vesting date.

(3)

The RSUs are scheduled to vest over four years, with 10% vesting on March 16, 2022, 30% on November 16, 2022, 30% on November 16, 2023, 20% on November 16, 2024, and the final 10% on November 16, 2025, with each such vesting event subject to continued employment with MicroVision on the respective vesting date.

(4)

The RSUs are scheduled to vest over three years, with 5,000 units vesting on February 10, 2022, 15,000 units vesting on August 10, 2022, and 20,000 units vesting on each of August 10, 2023 and August 10, 2024, with each such vesting event subject to continued employment with MicroVision on the respective vesting date.

(5)	Executives may exercise vested options for up to one year following termination of service.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Sumit Sharma	—	—	525,000	$7,018,625
Anubhav Verma	—	—	—	—
Drew G. Markham	—	—	—	—
Stephen P. Holt	205,000	$2,134,440	240,000	$2,457,698
David J. Westgor	346,467	$5,355,579	240,000	$2,457,698

(1)

Of the amounts shown in this column, MicroVision sold the following number of shares to cover tax withholding obligations: 194,759 shares for Mr. Sharma, 68,652 shares for Mr. Holt, and 68,652 shares for Mr. Westgor.

(2)	Value realized equals the fair market value of MicroVision common stock on the vesting date, multiplied by the number of shares that vested.
(3)

Value realized on exercise is the number of shares for which the options were exercised, multiplied by the difference between the closing price of MicroVision common stock on the exercise date and the applicable exercise price per share of the options.

Potential Payments upon Termination or Change in Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2021, (2) the price per share of our common stock was $5.01, which was the closing market price on December 31, 2021, and (3) that all cash payments are made in a lump sum.

		Not in Connection with a Change in Control	In Connection with a Change in Control
Name (1)	Benefit	Termination Without Cause($)	Termination Without Cause or For Good Reason($)	Voluntary Termination($)	Death($)	Disability($)
Sumit Sharma	Severance	$300,000	$300,000	—	—	—
	Bonus	—	—	—	—	—
	Equity award vesting acceleration	—	$4,883,915	—	—	—

Anubhav Verma	Severance	—	$400,000	—	—	—
	Bonus	—	—	—	—	—
	Equity award vesting acceleration	—	$839,947	—	—	—

Drew G. Markham	Severance	—	$275,000	—	—	—
	Bonus	—	—	—	—	—
	Equity award vesting acceleration	—	$300,600	—

(1)

For Mr. Holt and Mr. Westgor, no triggering event occurred in 2021, the year in which each retired from MicroVision, therefore, no severance payments were made to either of these former executives upon his retirement. There was no acceleration of vesting of equity awards for either Mr. Holt or Mr. Westgor, however, vesting continued while they provided consulting services to the company following their retirement.

Effective April 8, 2021, Mr. Sharma and the company entered into an employment agreement that provides for payments to Mr. Sharma upon certain terminations of employment, including in respect of a change of control. The employment agreement with Mr. Sharma provides that if the company terminates his employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” (each as defined in the agreement) prior to the end of the term, in addition to receiving earned but unpaid pay and unreimbursed business expenses, he will be eligible to receive continued payment of his base salary for a period of 12 months and reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination, subject to possible early termination if Mr. Sharma and his dependents are no longer entitled to such coverage under COBRA or company plans.

If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payments described above, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control. In addition, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as he remains entitled to continue such participation under applicable law. Mr. Sharma is not entitled to receive any tax gross-up payment for any “golden parachute” excise tax, as described in Section 280G and Section 4999 of the Code, incurred in respect of payments or benefits payable under Mr. Sharma’s employment agreement or otherwise. If any payments or benefits would be subject to such excise tax under Section 280G and Section 4999 of the Code, they will be reduced if and to the extent the reduction is more favorable to Mr. Sharma on an after-tax basis.

The severance benefits provided for in Mr. Sharma’s employment agreement are conditioned on Mr. Sharma delivering an effective release of claims in favor of the company within the timeframe specified in the agreement.

Mr. Verma and Ms. Markham are employed at will and do not have employment agreements.

Under the 2013 and 2020 Incentive Plans, 100% of each of the named executive officers’ options that have not been exercised will become fully vested and immediately exercisable upon a change of control of the company that does not result in an assumption, substitution or payoff of the award by the acquiring company. Mr. Verma and Ms. Markham do not hold any options. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control of the company. With respect to performance-based RSUs granted to Messrs. Sharma, Holt, and Westgor in 2019 and 2020, in the event a change of control occurs before the performance criteria is met, these awards would vest in part based on the fair market value of the company’s common stock as determined by the Compensation Committee in connection with the change of control on a straight line basis between $1.75 and $2.50, with 40% vesting at $1.75 and 100% at $2.50.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Sumit Sharma, our Chief Executive Officer, compared to the median of the annual total compensation of our other employees.

We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the company during 2021) of each of our employees (excluding Mr. Sharma) as of December 31, 2021.

The annual total compensation of our median employee (other than Mr. Sharma) for 2021 including base salary, bonus and equity grant was $269,056. Mr. Sharma’s total compensation for 2021, including base salary, bonus and equity grant as reported in the Summary Compensation Table was $4,548,622.

Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 16.9 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL FOUR—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Moss Adams LLP as our independent registered public accounting firm for the current fiscal year, subject to ratification by our shareholders at the Annual Meeting. We have been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board, or PCAOB, and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to make a statement if they wish and to respond to appropriate questions.

Although shareholder ratification of the selection of Moss Adams LLP as our independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the shareholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022. Should the selection of Moss Adams LLP not be ratified by our shareholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Moss Adams LLP

The following describes fees paid by MicroVision for professional services rendered by Moss Adams for fiscal year 2021 and 2020. All of the fees shown were approved by our Audit Committee in accordance with its pre-approval process:

•

Audit fees are the aggregate fees billed for professional services rendered by Moss Adams for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $376,481 for 2021 and $170,340 for 2020.

•

Audit-related fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with the audit of the MicroVision 401(k) plan and the registration statement on Form S-3. Fees for audit related services totaled $80,677 in 2021 and $41,800 in 2020.

•

Tax fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $20,840 in 2021 and $12,000 in 2020.

•	All other fees include all other services not described above, such as fees for subscriptions to online accounting research tools. Moss Adams billed no fees for these services in 2021 or 2020.

Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management is responsible for the company’s internal controls and the financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing reports thereon.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2021 with the company’s management, and management represented to the Audit Committee that the company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the company’s independent auditors for the fiscal year ended December 31, 2021, the matters required to be discussed by the SEC and the PCAOB.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference.

Audit Committee of the Board of Directors

Robert P. Carlile, Chair

Seval Oz

Brian V. Turner

OTHER BUSINESS

We know of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2023 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act.

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2023 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 7, 2022. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2023 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating & Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described earlier in this Proxy Statement. To be timely, a shareholder’s notice must be delivered to or mailed by first class U.S. mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of shareholders. If less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, then for the notice by the shareholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

Notice of a solicitation of proxies in support of director nominees other than MicroVision’s nominees for our 2023 annual meeting will be timely if such notice is mailed or transmitted electronically to our Corporate Secretary no later than April 2, 2023, which is 60 calendar days prior to the one-year anniversary of the 2022 Annual Meeting.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of MicroVisions’s bylaws, please contact Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

ADDITIONAL INFORMATION

Annual Report

MicroVision’s Annual Report for the fiscal year ended December 31, 2021 was first made available to our shareholders with this Proxy Statement on or about April 19, 2022. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of MicroVisions’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, telephone (425) 882-6629, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 882-6629, by fax at (425) 867-9992, by mail to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 8:59 p.m., Seattle, Washington time, on May 31, 2022. Submitting your vote by telephone or via the Internet will not affect your right to vote during the virtual meeting via the Internet.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Appendix A

MICROVISION, INC.

2022 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used herein, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 of the Plan.

2.9 “Common Stock” means the common stock of the Company.

2.10 “Company” means MicroVision, Inc., a Delaware corporation, or any successor thereto.

2.11 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.12 “Director” means a member of the Board.

2.13 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.14 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.15 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.16 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.17 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.18 “Fiscal Year” means the fiscal year of the Company.

2.19 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.20 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.21 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.22 “Option” means a stock option granted pursuant to the Plan.

2.23 “Outside Director” means a Director who is not an Employee.

2.24 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.25 “Participant” means the holder of an outstanding Award.

2.26 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10 of the Plan.

2.27 “Performance Period” means Performance Period as defined in Section 10.1 of the Plan.

2.28 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.29 “Plan” means this 2022 Equity Incentive Plan, as may be amended from time to time.

2.30 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

2.31 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.32 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.33 “Section 16b” means Section 16(b) of the Exchange Act.

2.34 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.35 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.36 “Service Provider” means an Employee, Director or Consultant.

2.37 “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

2.38 “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 of the Plan is designated as a Stock Appreciation Right.

2.39 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.40 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.41 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock Subject to the Plan.

3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 16.5 million Shares plus (b) (i) any Shares that, as of immediately prior to the termination or expiration of the 2020 MicroVision, Inc. Incentive Plan (the “2020 Plan”), have been reserved but not issued pursuant to any awards granted under the 2020 Plan and are not subject to any awards granted thereunder, plus (ii) any Shares subject to awards granted under the 2020 Plan that, after 2020 Plan is terminated or expired, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) above equal to 3.5 million Shares. In addition, Shares may become available for issuance under Section 3.2 of the Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award and/or used to satisfy the tax withholding obligations related to the Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1 of the Plan, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3.2 of the Plan.

3.3 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(g) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(h) to modify or amend each Award (subject to Section 20.3 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5 of the Plan);

(i) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16 of the Plan;

(j) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(k) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(l) to make all other determinations deemed necessary or advisable for administering the Plan.

4.3 No Exchange Program. No Exchange Program shall be implemented under the Plan unless the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any special or annual meeting of stockholders of the Company, approve an amendment to the Plan that permits such Exchange Program.

4.4 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent

(100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option, within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4 of the Plan. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within one (1) year of such cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4 of the Plan, as applicable). However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within one (1) year following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4 of the Plan, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.5 Tolling Expiration. A Participant’s Award Agreement also may provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 of the Plan will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 of the Plan relating to the maximum term and Section 6.6 of the Plan relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3 Transferability. Except as provided in this Section 8 of the Plan or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8 of the Plan, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11. Award Limitations.

11.1 Outside Director Award Limitations. No Outside Director, in any Fiscal Year, may be granted equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of such individual’s initial service as an Outside Director. Any Awards granted or other compensation provided to an individual for such individual’s services as an Employee, or for such individual’s services as a Consultant (other than as an Outside Director), will be excluded for purposes of this Section 11.1 of the Plan.

12. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6.4 of the Plan), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3 of the Plan.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or successor corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3 of the Plan, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the acquiring or successor corporation (or an affiliate thereof) does not assume the Award (or portion thereof) as described below, or substitute for the Award (or portion thereof) as described above, then the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 of the Plan below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section 15.3 will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for (as described in Section 15.3 of the Plan), if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant

(unless such resignation is at the request of the acquirer), then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Parent or Subsidiaries, as applicable.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective as of its approval by the Board. The Plan will continue in effect until terminated under Section 20 of the Plan, but no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan.

20. Amendment and Termination of the Plan.

20.1 Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

20.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2 Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to and contingent upon approval by the stockholders of the Company at the Company’s 2022 annual meeting of stockholders. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. If such stockholder approval is not obtained, and Awards granted under the Plan will be cancelled and never will vest or be exerciasable.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as an employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit or, return to the Company, or reimburse the Company for, all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

* * *

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above MICROVISION, INC. Use the Internet to transmit your voting instructions and for electronic delivery of 6244 185TH AVE NE information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting SUITE 100 REDMOND, WA 98052 date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MVIS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. To elect the eight nominees for director named in the proxy statement. Nominees 01) Simon Biddiscombe 02) Robert P. Carlile 03) Judith M. Curran 04) Jeffrey A. Herbst 05) Seval Oz 06) Sumit Sharma 07) Mark B. Spitzer 08) Brian V. Turner The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve the 2022 MicroVision, Inc. Equity Incentive Plan. 0 0 0 3. To hold a non-binding advisory vote on the compensation of the Company’s named executive officers. 0 0 0 4. To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 0 0 0 the current fiscal year. NOTE: The Board of Directors recommends a vote FOR the election of eight nominees for director, a vote FOR the 2022 MicroVision, Inc. Equity Incentive Plan, a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm. . 24 . 0 . 0 R1 _ 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000560551 partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com MICROVISION, INC. ANNUAL MEETING JUNE 1, 2022 PROXY SOLICITED BY BOARD OF DIRECTORS The 2022 Annual Meeting of Shareholders of MicroVision, Inc. will be held on June 1, 2022 at 9:00 a.m., Pacific Time, virtually at www.virtualshareholdermeeting.com/MVIS2022 The undersigned hereby appoints Sumit Sharma and Drew Markham, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the 2022 Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on June 1, 2022, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the matters on the reverse side, as described in the accompanying notice of the 2022 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2022 Annual Meeting are hereby revoked. The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR all proposals. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof. . 24 . 0 . 0 R1 _ 2 0000560551 Continued and to be signed on reverse side